Exhibit 10.1

AMERICAN PHYSICIANS SERVICE GROUP, INC. AFFILIATED GROUP
DEFERRED COMPENSATION MASTER PLAN

(Amended and Restated as of June 2, 2010)

This American Physicians Service Group, Inc. Affiliated Group Deferred Compensation Master Plan (this “Plan”) was originally adopted on December 7, 2004, and was amended in certain respects effective June 6, 2006, June 12, 2008, and March 11, 2010.  By the execution of this document, the Plan is hereby amended and restated in its entirety, effective as of June 2, 2010; provided that to the extent the Plan is amended and restated to correct any failure to comply with the document requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), pursuant to IRS Notice 2010-6, 2010-3 I.R.B. 275 (Jan. 19, 2010), such amendment is effective as of January 1, 2009, or March 11, 2010, as applicable.

RECITALS

A.

This Plan was originally entered into by American Physicians Service Group, Inc. and certain of its direct and indirect subsidiaries on behalf of the Affiliated Group.

B.

This Plan shall be for the benefit of such employees or directors (each a “Participant”) as may be selected by any member (each an “Employer”) of the Affiliated Group who participate in the Plan.

C.

By participating in the Plan, each Participant and each Employer has agreed that, as part of Participant’s compensation, Participant may receive certain additional compensation under the terms and conditions of this Plan.

D.

Each Participant and each Employer intend for this Plan to be an unfunded, unsecured promise to pay to Participant the Shares (as defined in Section 1.8 of this Plan) subject to the terms and conditions of this Plan.

E.

Each Participant and each Employer intend for this to be a mandatory deferral of compensation; the payment of benefits under this Plan will be deferred in accordance with this Plan.  No Participant will have any election to change the deferral of benefits under this Plan.

ARTICLE I
DEFINITIONS

Capitalized words and phrases not otherwise defined in this Plan and used in this Plan have the following meanings:

1.1

“Affiliated Group” means the following companies or entities:  American Physicians Service Group, Inc. (“APSG”), a Texas corporation, APS Insurance Services, Inc., a Delaware corporation, APS Investment Services, Inc., a Delaware corporation, and any other current or future direct or indirect subsidiary of APSG.

1.2

“Committee” means an administrative body designated by the Board of Directors of APSG (the “Board”).  The Board may designate itself as the Committee or appoint two or more “Non-Employee Directors” to a committee which shall serve as the Committee.

1.3

“Disability” means “disability” as defined in Code Section 409A(a)(1)(C) or, if use of the definition in the then current disability policy of Employer does not violate Code Section 409A, the definition of “disability” in the then current long term disability policy then in effect for employees of Employer as such policy may change from time to time.

1.4

“Eligible Shares” means the cumulative sum of all Shares allocated to a Participant’s Account as an Annual Credit that have vested in accordance with Article III hereof.

1.5

“Participant’s Account” means the book entry account established on behalf of Participant in accordance with Section 2.1 hereof.

1.6

“Participant’s Account Balance” means the cumulative sum of the book entries made on behalf of Participant in accordance with Section 2.1 hereof.

1.7

“Separation from Service” means a “separation from service” under Treasury Regulation Section 1.409A-3(a)(1).

1.8

“Share” means a hypothetical common stock unit having a value equal to the fair market value of one share of Stock.

1.9

“Stock” means the common stock of APSG.

1.10

“Termination for Cause” means termination of a Participant’s employment with the Employer for any one of the following:

(a)

If the Participant has an employment contract with the Employer, any Termination for Cause under that employment contract shall be a termination for cause under this Plan;

(b)

Participant is convicted of an offense constituting a felony or involving moral turpitude; or

(c)

Participant in a material and substantial way (i) violates any written policy of Employer or (ii) fails to follow reasonable instructions from Participant’s supervisor or to use good faith efforts to carry out Participant’s employment duties and fails to cure the foregoing within fifteen (15) days of notice by such Participant’s supervisor of such failure.

ARTICLE II
GRANT OF DEFERRED COMPENSATION

2.1

New Participants; Credit to Participant’s Account

(a)

The Committee may from time to time admit new Participants into the Plan, consistent with the Plan and subject to such rules and guidelines established for such purpose.  For each year in which this Plan is in effect, the Employer may credit to each Participant’s Account a number of Shares as determined by the Committee (the “Annual Credit”), as a book entry only and Participant shall become entitled to receive a distribution in the form of Stock equal to the value of the Shares in accordance with Article IV hereto.  Each year’s Annual Credit shall include any Shares which are reallocated to a Participant’s Account as a result of forfeiture by another Participant under this Plan.

(b)

Eligibility to commence participation in this Plan shall be restricted to those directors. key executives or managers who are deemed by the Committee in its sole discretion to qualify for inclusion in a “select group of management or highly compensated employees” as described in Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of the Employee Retirement Income Security Act (“ERISA”) of 1974, and amendments thereto, and so designated by the Committee.

2.2

Shares Unfunded, Unsecured

The credit of Shares in Section 2.1 is an unfunded and unsecured promise to distribute the Shares in the form of Stock in accordance with Article IV hereof.  Upon the grant of deferred compensation to a Participant’s Account, the Participant shall have no right to the Shares, shall not be considered a stockholder with respect to the Stock represented by the Shares, shall not be entitled to any dividends or entitled to vote the Shares unless and until the Shares are distributed in the form of Stock in accordance with the distribution described in Article IV hereof.  No Participant shall have any right to change the timing of his receipt of benefits under the terms and conditions of this Plan.

2.3

Maximum Number of Shares

The maximum number of Shares that may be credited to all Participants under the terms of this Plan is two hundred fifty thousand (250,000).  Any credit of any Share which would cause the total number of Shares credited under this Plan to exceed two hundred fifty thousand (250,000) shall be void and have no legal effect.

2.4

New Employers

In addition to the signatories hereto, any Employer who hereafter has Participants participating in the Plan need not execute a counterpart of this Agreement so long as they are a direct or indirect subsidiary of APSG.

ARTICLE III
SCHEDULE OF DEFERRED COMPENSATION

3.1

Vesting Schedule

The Shares are allocated to the Participant’s Account in the year of award and will be subject to forfeiture in the event of a Separation from Service prior to vesting.  Each year’s Annual Credit shall be subject to a separate vesting schedule as follows:  on the first day of the year following the year in which each Annual Credit is credited to the Participant’s Account and on the first day of each of the next four (4) years, twenty percent (20%) of that year’s Annual Credit shall vest and be eligible for distribution at the time or times specified in Article IV hereof.

The Participant shall only become entitled to receive a distribution attributable to the Shares as set forth in Article IV hereof.

3.2

Acceleration of Vesting

Upon the occurrence of any of the following, one hundred percent (100%) of the Shares credited to the Participant’s Account shall become Eligible Shares (as defined in Section 1.4 of this Plan):  (a) the death of the Participant; (b) the Disability of the Participant; or (c) the termination or resignation of the Participant from the Employer’s employment, provided that the following conditions are satisfied:  (i) if terminated by the Employer, such termination was not a Termination for Cause, and (ii) Participant timely executes a non-competition agreement reasonably satisfactory to Employer.

3.3

Age 60

Upon the Participant’s attaining the age of sixty (60) years and provided that the Participant has been a Participant in this Plan for at least five (5) years, the Participant shall become entitled to receive a distribution attributable to the Eligible Shares.

3.4

Corporate Transaction

Upon the occurrence of a Corporate Transaction (as defined in Section 5.1 hereof), up to one hundred percent (100%) of the Shares may vest and become eligible for the application of Article IV hereof, as determined in the sole discretion of the Committee pursuant to Section 5.1 hereof.

3.5

Forfeiture of Shares

The Participant shall forfeit Shares that have not yet vested and become eligible for the application of Article IV hereof pursuant to Section 3.1, 3.2 or 3.4, if Participant (a) is terminated and such termination is a Termination for Cause; or (b) resigns for any reason or is terminated, but such termination is not a Termination for Cause, and Participant does not timely execute a non-competition agreement reasonably satisfactory to Employer.

3.6

Reallocation of Forfeited Shares

Any forfeited Shares shall be reallocated pro-rata to other Participants in this Plan based upon the percentage that each Participant’s Account Balance bears to the sum of all Participants’ Account Balances at the time of the forfeiture.  Allocations of forfeitures will be reviewed and approved by the Committee, in its sole discretion.

ARTICLE IV
DISTRIBUTION OF DEFERRED COMPENSATION

4.1

Distribution Consideration and Timing

The timing of and eligibility for distribution of benefits shall be determined under this Article IV.  On the date the Participant becomes entitled to a distribution of Participant’s deferred compensation as set forth in this Article IV, Employer shall settle the vested amount of the Participant’s Account Balance in the form of Stock equal to the value of the Eligible Shares credited to the Participant’s Account and shall cause the shares of Stock to be issued into the name of the Participant, it being expressly understood that, subject to Section 4.4, the form of payment for the deferred compensation under this Plan are shares of Stock.  In the case of a distribution under Section 4.2(a), 4.2(b) or 4.3, these shares of Stock will be issued as soon as administratively practicable after the conditions for distribution have been fulfilled, and not later than December 31 of the calendar year in which the conditions for distribution have been fulfilled.  In the case of a distribution under Section 4.2(c) or 4.5, these Shares will be issued on the 60th day following the Participant’s Separation from Service; provided that, if applicable, the distribution date in Section 4.6 will control.

4.2

Distribution of Participant’s Entire Account Balance in Lump Sum upon Death, Disability, Termination without Cause or Resignation with Signed Non-Compete

Each Participant’s vested Account Balance, represented by the Eligible Shares after application of Section 3.2, shall be distributed to such Participant in full in the form of Stock, in accordance with Section 4.1, upon the occurrence of the following:  (a) the death of the Participant; (b) the Disability of the Participant; or (c) the termination or resignation of the Participant from the Employer’s employment, provided that the following conditions are satisfied:  (i) if terminated, such termination was not a Termination for Cause, (ii) such termination or resignation from employment qualifies as a Separation from Service, and (iii) Participant executes a non-competition agreement reasonably satisfactory to Employer not later than the 45th day following the date of the Participant’s Separation from Service.

4.3

Distribution at Age 60

The Participant shall receive a distribution of the vested Account Balance, represented by the Eligible Shares, in the form of Stock under the terms and conditions as described in Section 0 hereof upon Participant attaining the age of sixty (60) years provided Participant meets the requirements set forth in Section 0.

4.4

Distribution of Some or All of Participant’s Account Balance in Lump Sum upon Termination and Liquidation of the Plan

(a)

Upon the termination and liquidation of the Plan in connection with certain Corporate Transactions pursuant to Section 5.3 hereof, if any portion of the Shares has been determined to be vested and eligible for distribution by the Committee pursuant to Section 5.1 hereof or has otherwise become vested Eligible Shares pursuant to Article III hereof, such portion of each Participant’s Account Balance, represented by the Eligible Shares, shall be paid to such Participant within 12 months after the qualifying Corporate Transaction.  Any such payment may be paid in cash or such other consideration payable to the holders of outstanding shares of Stock in connection with such Corporate Transaction, anything to the contrary in Section 4.1 notwithstanding.

(b)

Upon the termination and liquidation of the Plan in connection with certain Corporate Transactions pursuant to Section 5.4 hereof, if any portion of the Shares has been determined to be vested and eligible for distribution by the Committee pursuant to Section 5.1 hereof or has otherwise become vested Eligible Shares pursuant to Article III hereof, such portion of each Participant’s Account Balance, represented by the Eligible Shares, shall be paid to such Participant.  Any such payment may be paid in cash or such other consideration payable to the holders of outstanding shares of common stock of APSG in connection with such Corporate Transaction, anything to the contrary in Section 4.1 notwithstanding.

4.5

Distribution of the Eligible Portion of Participant’s Account Balance in Lump Sum upon Termination for Cause, or Resignation without Signing Non-Compete

Upon a Participant’s Termination for Cause, or upon a Participant’s resignation for any reason or termination other than a Termination for Cause where the Participant does not execute a non-competition agreement reasonably satisfactory to Employer, if such termination or resignation qualifies as a Separation from Service, the vested portion of a Participant’s Account Balance, represented by the Eligible Shares, will be distributed to such Participant in the form of Stock in accordance with Section 4.1.  The portion of the Participant’s Account Balance attributable to unvested Shares shall be forfeited in accordance with Section 3.5 hereof.

4.6

Limitation on Distribution for Specified Employees

Notwithstanding any other provision of this Plan, in the case of any Participant who the Committee determines, in accordance with Section 1.409A-1(i) of the Treasury Regulations, to be a “Specified Employee” as defined in Code Section 409A(a)(2)(B), such Participant shall not be entitled to receive any distributions under this Article IV until six (6) months following such Participant’s Separation from Service, whether or not such Separation from Service is a Termination for Cause.  Any distributions that would otherwise be made during such six-month period will be accumulated and paid in a lump sum on the date that is six months and one day following the date of the Participant’s Separation from Service.

4.7

No Joint Liability

No member of the Affiliated Group shall be liable for the payment of the Shares to any Participant who is not an employee of that Employer.

ARTICLE V
CHANGE IN CONTROL AND OTHER CORPORATE TRANSACTIONS

5.1

In the event of a Change in Control, dissolution or liquidation of APSG, or any corporate separation or division, including, but not limited to, a split-up, a split-off or a spin-off, or a sale of substantially all of the assets of APSG (each, a “Corporate Transaction”), then APSG, to the extent permitted by applicable law, but otherwise in the sole discretion of the Committee, may provide for:  (a) the continuation of the Plan by APSG (if APSG is the surviving entity); (b) the assumption of the Plan and each Participant’s Account by the surviving entity or its parent; (c) the substitution by the surviving entity or its parent of share awards with substantially the same terms for such outstanding Participant Accounts and, if appropriate, subject to the equitable adjustment provisions of Article VI hereof; or (d) the cancellation and forfeiture of Shares not yet vested and eligible for the application of Article IV hereof without payment of any consideration.  In addition, the Committee, in its sole discretion, may (x) provide for one hundred percent (100%) of the Participant’s Account Balance to become vested and eligible for distribution in accordance with the terms of Article IV hereof in connection with any of the alternatives described above and/or (y) eliminate any requirement for any Participant to execute a non-competition agreement pursuant to the Plan.

5.2

For purposes of Section 5.1 only, “Change in Control” means the occurrence of any of the following:

(a)

The “acquisition” by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the 1934 Act) of “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of any securities of APSG which generally entitles the holder thereof to vote for the election of directors of APSG (the “Voting Securities”) which, when added to the Voting Securities then “Beneficially Owned” by such Person, would result in such Person either “Beneficially Owning” fifty percent (50%) or more of the combined voting power of APSG’s then outstanding Voting Securities or having the ability to elect fifty percent (50%) or more of APSG’s directors; or

(b)

The consummation of a merger, consolidation or reorganization involving APSG (a “Business Combination”), unless the stockholders of APSG, immediately before the Business Combination, own, directly or indirectly immediately following the Business Combination, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from the Business Combination in substantially the same proportion as their ownership of the Voting Securities immediately before the Business Combination; or

(c)

The consummation of a merger or consolidation involving APSG where APSG is not the surviving entity; or

(d)

Any change in the identity of directors constituting a majority of the Board within a twenty-four month period unless the change was approved by a majority of the Incumbent Directors, where “Incumbent Director” means a member of the Board at the beginning of the period in question, including any director who was not a member of the Board at the beginning of such period but was elected or nominated to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors.

5.3

Notwithstanding anything in this Article V to the contrary, upon the occurrence of a Corporate Transaction that qualifies as a “change in control event” as defined in Section 1.409A-3(i)(5) of the Treasury Regulations, the Committee in its sole discretion may terminate and liquidate the Plan; provided that all agreements, methods, programs and other arrangements sponsored by the Employer immediately after the time of the Corporate Event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Section 1.409A-1(c)(2) of the Treasury Regulations are terminated and liquidated with respect to each Participant that experienced the change in control event.

5.4

Notwithstanding anything in this Article V to the contrary, upon the occurrence of a Corporate Transaction that qualifies as a “corporate dissolution” taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), the Committee in its sole discretion may terminate and liquidate the Plan; provided that each Participant’s Account Balance is included in the Participant’s gross income in the latest of the following years (or, if earlier, the calendar year in which the amount is actually or constructively received by the Participant):

(a)

The calendar year in which the Plan termination and liquidation occurs;

(b)

The first calendar year in which the amount is no longer subject to a “substantial risk of forfeiture,” as defined in Section 1.409A-1(d) of the Treasury Regulations; or

(c)

The first calendar year in which the payment is administratively practicable.

5.5

Golden Parachute Excise Tax

If any payment or benefit received or to be received by a Participant (including any payment or benefit received pursuant to this Plan or otherwise) would be (in whole or part) subject to the excise tax imposed by Code Section 4999, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then, the payments or benefits provided under this Plan or any other agreement pursuant to which the Participant receives payments that give rise to the Excise Tax will either be (a) paid in full or (b) reduced to the extent necessary to make such payments and benefits not subject to such Excise Tax.  The Employer shall reduce or eliminate the payments first by reducing those payments that are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments that are to be paid the farthest in time from the determination.  The Participant shall receive the greater, on an after-tax basis, of (a) or (b).  However, if the imposition of such Excise Tax could be avoided by approval of stockholders as described in Code Section 280G(b)(5)(B), then the Participant may request the Employer to solicit a vote of such stockholders (described in Code Section 280G(b)(5)(B)) and in which case the Participant will cooperate and execute any such waivers of compensation as may be necessary to enable the stockholder vote to comply with the requirements specified under Code Section 280G and the regulations promulgated thereunder.  In no event will the Employer be required to gross up any payment or benefit to the Participant to avoid the effects of the Excise Tax or to pay any regular or excise taxes arising from the application of the Excise Tax.  Unless the Employer and the Participant otherwise agree in writing, any parachute payment calculation will be made in writing by independent public accountants selected by the Employer, whose calculations will be conclusive and binding upon the Employer and the Participant for all purposes.  Employer and the Participant will furnish to the accountants such information and documents as the accountants may reasonably request in order to make a parachute payment determination.  The accountants also will provide their calculations, together with detailed supporting documentation, both to the Employer and to the Participant, before making any payments that may be subject to the Excise Tax.  As expressly permitted by Q&A-32 of Treasury Regulation Section 1.280G-1, with respect to performing any present value calculations that are required in connection with this Section, the parties affirmatively elect to utilize the Applicable Federal Rates that are in effect in June, 2010 and the accountants shall therefore use such June, 2010 Applicable Federal Rates in their determinations and calculations.

ARTICLE VI
RECAPITALIZATION OR REORGANIZATION

In the event of a Stock split, reverse Stock split, Stock dividend, combination or reclassification of the Stock, an appropriate and proportionate adjustment shall be made to the maximum number of Shares available for issuance pursuant to this Plan, as set forth in Section 2.3 hereof.  Notwithstanding the fact that Participants have no rights to the shares of Stock represented by their Participants’ Account, a corresponding change shall be made to the number and kind of Shares then allocated to each Participant’s Account.

ARTICLE VII
DESIGNATION OF BENEFICIARY

In the event of the death of a Participant, the Participant’s Account Balance shall be payable to the Participant’s surviving spouse, if any, or if none, to the Participant’s estate.

ARTICLE VIII
WITHHOLDING OF TAXES

Employer shall take, and Participant shall cooperate with, appropriate measures to assure compliance with federal, state or local withholding requirements to cover all taxes required to be paid by applicable law.  In addition to the Employer’s right to withhold from any compensation paid to the Participant by the Employer, and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the acquisition of Shares under the Plan by (1) tendering a cash payment; (2) authorizing the applicable Employer to withhold shares of Stock from the Eligible Shares otherwise issuable to the Participant as Stock under Article IV, provided, however, that the value of Stock withheld does not exceed the minimum amount of tax required to be withheld by law; or (3) any combination of the foregoing.

ARTICLE IX
CODE SECTION 409A COMPLIANCE

Notwithstanding anything herein to the contrary, the Plan shall be interpreted as necessary to comply with the requirements of Code Section 409A.

ARTICLE X
APPLICATION FOR BENEFITS

10.1

Claim for Benefits

If any Participant, the Participant’s beneficiary, surviving spouse, or the administrator of the Participant’s estate, as the case may be (the “Claimant”) does not receive timely payment of any amount or benefits that Claimant believes are due and payable under the Plan, Claimant may file a claim for payment or provision of benefits under the Plan by notifying the Committee in writing, together with such other documents and information as the Committee may require.  Within 90 days following receipt of the claim and all necessary documents and information, the Committee’s authorized delegate reviewing the claim (the “Claims Administrator”) shall furnish the Claimant with written notice of the decision rendered with respect to the claim.  The Claims Administrator shall be designated by the Committee.  The Committee reserves the right to change the Claims Administrator from time to time.  Should special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant before the expiration of the initial 90-day period.  The notice shall indicate the special circumstances requiring an extension of time and the date by which a final decision is expected to be rendered.  In no event shall the period of the extension exceed 90 days from the end of the initial 90-day period.

10.2

Content of Denial

In the case of a complete or partial denial of the Claimant’s claim, a notice written in a manner calculated to be understood by the Claimant shall set forth the specific reasons for the denial, references to the provisions of the Plan upon which the denial is based, a description of any additional information or material necessary for the Claimant to perfect the benefit claim (together with an explanation of why the material or information is necessary), and an explanation of the claims appeal procedure set forth in the Plan.

10.3

Appeals

In order to appeal the decision rendered in connection with the denial of a claim for benefits or with respect to the amount of benefits under the Plan, the Claimant must follow the appeal procedures set forth in this Section 10.3.  The appeal must be made in writing within 60 days after the date of receipt of the notice of the decision with respect to the claim.  The Claimant may request that his or her application be given full and fair review by the “Named Reviewer” designated by the Committee.  The Named Reviewer shall not be the Claims Administrator nor subordinate to the Claims Administrator.  The Committee reserves the right to change the Named Reviewer from time to time, and to designate a special Named Reviewer for appeals when deemed necessary. The Claimant may review all pertinent documents and submit issues and comments in writing in connection with the appeal.  The decision of the Named Reviewer shall be made promptly, and not later than 60 days after Committee’s receipt of a request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing.  In such a case, a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review.  If such an extension of time is required, written notice of the extension and the special circumstances shall be given to the Claimant prior to the expiration of the initial 60-day period.  The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner designed to be understood by the Claimant, with specific references to the pertinent provisions of the Plan upon which the decision is based.

10.4

Exhaustion of Remedies

No legal action for benefits under the Plan may be brought unless and until the Claimant has exhausted his remedies under this Article X.

ARTICLE XI
MISCELLANEOUS

11.1

Inurement

The terms and conditions of this Plan shall inure to the benefit of and be binding upon the respective successors and assigns of the Employers and the Participants.

11.2

Governing Law

Except to the extent preempted by federal law under ERISA, this Plan shall be governed by and construed under the laws of the State of Texas applicable to agreements made and fully performable therein, without regard to its conflict of laws principles.

11.3

Modification; Termination; Waiver

(a)

This Plan may be amended or modified by the Board without the consent of any Participant.

(b)

Notwithstanding anything herein to the contrary, the Plan may be terminated and liquidated by the Board at any time without the consent of any Participant; provided that

(i)

The termination and liquidation does not occur proximate to a downturn in the financial health of APSG or any Employer;

(ii)

All agreements, methods, programs and other arrangements sponsored by the Employer that would be aggregated with the Plan under Section 1.409A-1(c) of the Treasury Regulations of the same Participant had deferrals of compensation under all such agreements, methods, programs and other arrangements, are terminated and liquidated with respect to each Participant;

(iii)

No payments in liquidation of the Plan are made within 12 months of the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan other than distributions that would be payable under Article IV if the Board’s action to terminate and liquidate the Plan had not occurred;

(iv)

All payments are made within 24 months of the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan; and

(v)

Neither APSG nor any Employer may adopt a new plan that would be aggregated with the Plan under Section 1.409A-1(c) of the Treasury Regulations if the same Participant participated in both plans, at any time within three years following the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan.

11.4

Headings

Section and other headings contained in this Plan are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Plan or any provision hereof.

[Signature page follows]

IN WITNESS WHEREOF, this Plan is adopted, as amended and restated, on June 2, 2010, to be effective as provided in the preamble to the Plan.  The Employers listed below are executing this Plan to evidence their consent and approval to all changes made since its initial adoption.

American Physicians Service Group, Inc.

By:

Printed Name:

Title:

APS Insurance Services, Inc.

By:

Printed Name:

Title:

APS Investment Services, Inc.

By:

Printed Name:

Title: